Exhibit 99.1

August 9, 2021

Kennedy Wilson Prices Upsized $600.0 Million Senior Notes Offering

BEVERLY HILLS, Calif.—(BUSINESS WIRE)—Kennedy-Wilson, Inc. (“Kennedy Wilson”), a wholly owned subsidiary of global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW), today announced the pricing of its offering of $600,000,000 aggregate principal amount of 4.75% senior notes due 2030 (the “notes”). The offering size was increased from the previously announced offering size of $500,000,000 aggregate principal amount of notes. The notes will be senior, unsecured obligations of Kennedy Wilson and will be guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson. Closing of the offering is expected to occur on August 23, 2021.

The notes will accrue interest at a rate of 4.75% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022. In addition, February 1, 2030 will be regular interest payment date for the notes. The notes will mature on February 1, 2030, unless earlier repurchased or redeemed. At any time prior to September 1, 2024, Kennedy Wilson may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after September 1, 2024 (or, if such date is not a business day, the next business day), Kennedy Wilson may redeem the notes, in whole or in part, at specified redemption prices set forth in the indenture governing the notes, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to September 1, 2024, Kennedy Wilson may redeem up to 40% of the notes from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require Kennedy Wilson to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Kennedy Wilson estimates that the net proceeds from the issuance and sale of the notes will be approximately $593.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. Kennedy Wilson intends to use the net proceeds from the offering, together with cash on hand, to redeem in full all of its wholly owned subsidiary’s outstanding 3.95% fixed-rate senior unsecured bonds due 2022 (the “KWE bonds”) (£219.8 million outstanding principal amount, or approximately $306.2 million outstanding principal amount based on the closing exchange rate on August 5, 2021, provided by www.reuters.com, of $1.3931 per pound sterling), including accrued and unpaid interest and related premiums and expenses, and to repay approximately $289.3 million of the outstanding principal balance under Kennedy Wilson’s revolving line of credit. This press release does not constitute a notice of redemption of any KWE bonds.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on its website at www.sec.gov.

BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers, and PNC Capital Markets LLC and Evercore Group L.L.C. are acting as co-managers, in connection with the offering. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, together with the accompanying prospectus, may be obtained from BofA Securities, Inc., by mail at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or email at dg.prospectus_requests@bofa.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor will there be any sale of the notes, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate through our balance sheet and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., U.K., and Ireland.

KW-IR

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and the redemption of KWE bonds, and the expected amount and intended use of the net proceeds. Forward-looking statements represent Kennedy Wilson’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Kennedy Wilson’s business, including those described in periodic reports that Kennedy Wilson files from time to time with the SEC. Kennedy Wilson may not consummate the offering or the redemption described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above, including the consummation of the redemption. The forward-looking statements included in this press release speak only as of the date of this press release, and Kennedy Wilson does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Daven Bhavsar, CFA

Vice President of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Source: Kennedy Wilson